EXHIBIT 99.1

For Immediate Release

World Energy Solutions, Inc. Announces NASDAQ Listing

Company to Trade as “XWES” on NASDAQ;
Retains Toronto Stock Exchange Listing as “XWE”

Worcester, MA – April 27, 2009 –World Energy Solutions, Inc. (TSX: XWE), an operator of online exchanges for energy and green commodities, today announced its application for listing its common stock on the NASDAQ Capital Market has been approved. World Energy expects to begin trading later this morning on NASDAQ under the symbol “XWES.” The Company will continue trading on the Toronto Stock Exchange as “XWE.”

“Gaining increased exposure to the U.S. investment community through a listing on NASDAQ has always been part of World Energy’s capital markets strategy; I’m glad to say we have achieved this important milestone,” said Richard Domaleski, CEO of World Energy. “We greatly appreciate all the support the TSX and the Canadian investment community have provided World Energy since our IPO, and we look forward to the benefits of being dual-listed on premier exchanges in both the U.S. and Canada. Looking ahead, we remain focused on achieving a leadership role in the New Energy Economy, where strategic solutions for energy, green, and cap and trade issues are commanding the attention of governments, businesses and investors alike, worldwide.”

About World Energy
World Energy Solutions, Inc. (TSX: XWE) operates online exchanges for energy and green commodities. For buyers and sellers of electricity, natural gas, capacity, and green- energy assets who are impacted by today’s volatile markets, World Energy’s proven approach has transformed the normally complex procurement process into a powerful, streamlined vehicle for cost savings. In addition to enabling customers to seek competitive pricing on traditional energy commodities, World Energy is taking a leadership position in the emerging environmental-commodities markets. Its award-winning World Green Exchange® supports the groundbreaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Jim Parslow World Energy Solutions, Inc. (508) 459-8100 jparslow@worldenergy.com	Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com